Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171


FOR IMMEDIATE RELEASE

Contact:   336-436-4855
           Pamela Sherry
           Investor@labcorp.com

Shareholder Direct:  800-LAB-0401
                     www.labcorp.com


NEW PREGEN-PLUS-TRADEMARK- COLON CANCER ASSAY
OFFERED BY LABCORP-REGISTERED TRADEMARK-
BEGINNING TODAY

Burlington, NC, August 13, 2003 - Laboratory Corporation of America-
Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:
LH) announced that the PreGen-Plus-Trademark- colon cancer assay is nationally available for LabCorp's clients to order beginning today. PreGen-Plus-Trademark- is the proprietary DNA-based stool test for the early detection of colorectal cancer developed by EXACT Sciences Corporation (NASDAQ:
EXAS).

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.5 billion in 2002 and approximately 24,000 employees, the Company offers more than 4,000 clinical tests ranging from routine blood analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. DIANON Systems, Inc. its Anatomic Pathology Center of Excellence, is a leader in oncology and genetic testing, and National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.